Exhibit 99.1

For Immediate Release

Contact:
  Patrick Pedonti, Chief Financial Officer (860) 298-4738
  Lese Amato, Investor Relations (860) 298-4653
  E-mail: InvestorRelations@sscinc.com

SS&C Technologies Reports Record Q1 Numbers
Total Revenues up 43%, Outsourcing Revenues up 100% and Operating Income up 52%

Finalizes Acquisition of Financial Models Company Inc.

WINDSOR, CT – April 20, 2005 — SS&C Technologies, Inc. (Nasdaq: SSNC) today announced record results for the quarter ended March 31, 2005. Q1 revenues were $27.4 million, an increase of 43% from the $19.2 million for Q1 2004. Net income and operating income for Q1 were $6.0 million and $9.2 million, respectively, increases of 58% and 52% from the $3.8 million and $6.0 million for the first quarter of last year. Diluted earnings per share for Q1 were $0.25, 32% higher than the $0.19 diluted earnings per share for the same period in 2004.

Bill Stone, SS&C’s Chairman and CEO, said, “We are very pleased with our first quarter results. Our revenues reached a new record high, with a healthy contribution from outsourcing revenues. In Q1, recurring revenues, which includes both maintenance and outsourcing revenues, hit a new high watermark at $20.3 million, an increase of 54% over the $13.2 million in Q1 2004, and represented 74% of total revenues. We continue to execute on our strategy to grow our outsourcing revenues, both organically and through our acquisitions, and in Q1 we achieved a record high of $10.5 million, a 100% increase over Q1 2004.”

Stone continued, “In 2005, we are focusing on closely managing our expenses, and we are seeing economies of scale as we integrate our acquisitions. As a result, in Q1, our operating income rose by 52% over Q1 2004 to $9.2 million. The $9.2 million represents a 33% operating margin. Our Q1 net income increased to $6.0 million, a 58% increase over the $3.8 million in Q1 last year.”

Balance Sheet and Cash Flow
“Our balance sheet and cash flow position is strong and the quality of our earnings remains high,” said Stone. “We generated $12.8 million in net cash from operations during the first quarter. In Q1, we drew on our liquid resources and bought back $5.6 million of our common stock, as well as paid $25.8 million in cash for two acquisitions. At quarter end, our total cash, cash equivalents and investments in marketable securities were $108.2 million. In April, SS&C borrowed $75 million under its line of credit with Fleet National Bank, a Bank of America company, and used the Fleet borrowings and approximately $84 million from cash on hand to finance the acquisition of Financial Models Company Inc. (FMC).”

Guidance
“We currently expect Q2 2005 revenues to be in the range of $39.5 to $42.5 million and net income to be between $0.25 and $0.27 per diluted share,” stated Stone. “For 2005, our expectation is for revenues to be $157.0 to $165.0 million and diluted earnings per share to be between $1.07 and $1.15.”

Acquisition Activity
“SS&C completed two acquisitions in February,” said Stone. “We acquired all of the membership interests in Eisnerfast LLC, a fund accounting and administration affiliate of Eisner LLP. Located in New York City, Eisnerfast delivers back-office accounting and administration services to on- and off-shore hedge and private equity funds, funds of funds, and investment advisors. This acquisition is part of our plan to build our fund administration outsourcing business, and we are excited about this strategic fit and future opportunities.”

“We also acquired substantially all of the assets of Achievement Technologies, LLC (ATLLC),” continued Stone. “ATLLC’s SamTrak software is a comprehensive facilities maintenance and work order processing solution for real estate property managers. SamTrak is fully integrated with our property management solution, SKYLINE, adding an important layer of functionality. SamTrak is also offered as a stand-alone solution for enterprises with multiple properties.”

Financial Models Company Inc.
“Yesterday, April 19, 2005, we closed the acquisition of Financial Models Company Inc., a Mississauga, Ontario-based investment systems and application service provider,” said Stone. “FMC was a publicly traded company on the Toronto Stock Exchange with 374 employees and CAD 71.9 million in revenue for the fiscal year ended February 28, 2005. SS&C paid CAD 17.70 per share, or an aggregate of approximately USD 159 million in cash for FMC.”

“The acquisition of FMC met three key aspects of our acquisition strategy: focus on recurring revenues, expand our market reach and strengthen our existing product offerings,” said Stone. “FMC’s recurring revenue, which consists of application services and license maintenance revenue, was 81% of its total revenue for the fiscal year ended February 28, 2005. FMC is a significant player in the Canadian investment management market. FMC expands our presence in London and New York, and we gain a presence in Australia. The FMC product and service array:

FMCNet, SVC, Pacer, Recon, Pages and FMCSuite, gives us an excellent expansion of our intellectual property.”

Stone commented on the integration plans for FMC, stating, “This acquisition propels SS&C to an organization which is over 800 people strong, with a significant presence in a number of foreign markets, powerful products and services to offer virtually every segment of the financial services industry, and a blue-chip client base that uses SS&C’s technology and services to manage approximately $7 trillion in assets. Our integration planning teams are already in place and moving forward in a disciplined and deliberate fashion, while our management team remains focused on day-to-day execution, servicing existing clients and implementing growth strategies. We expect the combined strength of SS&C and FMC to create potential for significant growth, benefiting shareholders, clients and employees.”

Earnings Call
SS&C’s Q1 2005 earnings call will take place at 5:00 p.m. Eastern Time today, April 20, 2005. Interested parties may dial 706-643-7858 (US, Canada and International) and request the “SS&C First Quarter Earnings Call”, conference ID #5537716. A replay will be available after 8:00 pm on April 20, until midnight on May 20, 2005. To access, dial 706-645-9291 and enter the access code 5537716. A replay of the call will also be available after April 21, 2005 on our website at www.ssctech.com/about/earnings.asp.

This press release contains forward-looking statements relating to, among other things, the Company’s expected revenues and earnings per share for the second quarter and full year of 2005, the expected benefits of the Company’s recent acquisitions, including the acquisition of Financial Models Company Inc. Such statements reflect management’s best judgment based on factors currently known but are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, the Company’s ability to finalize large client contracts, fluctuations in customer demand for the Company’s products and services, intensity of competition from application vendors, delays in product development, the Company’s ability to control expenses, general economic and industry conditions, terrorist activities, the Company’s ability to integrate acquired businesses, the effect of the acquisitions on customer demand for the Company’s products and services, and those risks described in the Company’s filings with the Securities and Exchange Commission, including without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. The Company cautions investors that it may not update any or all of the foregoing forward-looking statements.

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share information)

	(unaudited)
	Three Months Ended
	March 31,	March 31,
	2005	2004
Revenues:
Software licenses	$4,495	$4,140
Maintenance	9,843	7,982
Professional services	2,621	1,850
Outsourcing	10,457	5,217

Total revenues	27,416	19,189

Cost of revenues:
Software licenses	595	445
Maintenance	2,148	1,648
Professional services	1,654	1,279
Outsourcing	5,411	2,742

Total cost of revenues	9,808	6,114

Gross profit	17,608	13,075

Operating expenses:
Selling and marketing	2,443	2,220
Research and development	3,483	2,956
General and administrative	2,519	1,869

Total operating expenses	8,445	7,045

Operating income	9,163	6,030

Interest income	572	183
Other income (expense), net	50	(32)

Income before income taxes	9,785	6,181
Provision for income taxes	3,816	2,411

Net income	$5,969	$3,770

Basic earnings per share	$0.26	$0.20

Basic weighted average number of common shares outstanding	23,018	18,687

Diluted earnings per share	$0.25	$0.19

Diluted weighted average number of common and common equivalent shares outstanding	24,169	20,201

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

	(unaudited)
	March 31,	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$22,965	$28,913
Investments in marketable securities	85,284	101,922
Accounts receivable, net	15,764	13,545
Prepaid expenses and other current assets	1,966	1,607

Total current assets	125,979	145,987

Property and equipment, net	5,137	5,353

Deferred income taxes	5,866	5,894
Intangible and other assets, net	55,868	28,429

Total assets	$192,850	$185,663

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	1,411	1,073
Income taxes payable	3,312	609
Accrued employee compensation and benefits	2,632	6,248
Other accrued expenses	2,987	3,549
Deferred income taxes	289	188
Dividend payable	—	1,850
Deferred maintenance and other revenue	25,329	16,052

Total current liabilities	35,960	29,569

Total stockholders’ equity before treasury stock	215,894	209,514
Less: cost of common stock in treasury	59,004	53,420

Total stockholders’ equity	156,890	156,094

Total liabilities and stockholders’ equity	$192,850	$185,663

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)

	(unaudited)
	Three months ended
	March 31,	March 31,
	2005	2004
Cash flow from operating activities:
Net income	$5,969	$3,770

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,373	908
Net realized losses on equity investments	—	26
Deferred income taxes	(14)	128
Income tax benefit related to exercise of stock options	487	1,116
Provision for doubtful accounts	(143)	137
Changes in operating assets and liabilities, excluding effects from acquisitions:
Accounts receivable	(1,181)	(289)
Prepaid expenses and other assets	(322)	130
Accounts payable	340	(273)
Accrued expenses	(4,193)	(2,006)
Income taxes payable	2,707	1,065
Deferred maintenance and other revenues	7,793	4,087

Total adjustments	6,847	5,029

Net cash provided by operating activities	12,816	8,799

Cash flow from investing activities:
Additions to property and equipment	(308)	(177)
Cash paid for business acquisitions, net of cash acquired	(25,793)	(3,855)
Cash paid for long-term investment	(2,000)	—
Purchases of marketable securities	(78,175)	(11,300)
Sales of marketable securities	94,572	22,834

Net cash provided by (used in) investing activities	(11,704)	7,502

Cash flow from financing activities:
Exercise of options	520	817
Purchase of common stock for treasury	(5,584)	—
Common stock dividends	(1,836)	(1,333)

Net cash used in financing activities	(6,900)	(516)

Effect of exchange rate changes on cash	(160)	(72)

Net increase (decrease) in cash and cash equivalents	(5,948)	15,713
Cash and cash equivalents, beginning of period	28,913	15,261

Cash and cash equivalents, end of period	$22,965	$30,974